UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 26, 2011

LEXON TECHNOLOGIES, INC.

(Exact name of registrant as specified in its Charter)

Delaware	0-31849	80-0137402
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

14830 Desman Road La Mirada, CA 90638
(Address of principal executive offices)

(714) 522-0260

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 18, 2011, the registrant entered into an Subscription Agreement whereby Liveplex Co. Ltd agreed to subscribe to 6,000,000 shares of the Company in exchange of a Subscription Price of $2,500,000.

Item 3.02  Unregistered Sales of Equity Securities

On November 23, 2011, the Registrant issued 6,000,000 shares of its common stock to Liveplex Co. Ltd. pursuant to Section 4(2) of the Securities Act of 1933 at a purchase price of approximately $0.417 per share for an aggregate of $2,500,000 representing approximately 60% of the total outstanding 10,000,000 shares of common stock.

On November 23, 2011, pursuant to the Subscription Agreements and the closing conditions thereof executed on October 5, 2011 as described in an 8-K Filing (October 5, 2011) and pursuant to Section 4(2) of the Securities Act of 1933, the following share issuances were also executed:

900,000 shares were issued to Senderbell Holdings Limited at a purchase price of $77,143.00 representing approximately 9% of the total outstanding 10,000,000 shares of common stock.

900,000 shares were issued to Treasure Chest Holdings Limited at a purchase price of $77,143.00 representing approximately 9% of the total outstanding 10,000,000 shares of common stock.

900,000 shares were issued to Blueberry Enterprise Limited at a purchase price of $77,143.00 representing approximately 9% of the total outstanding 10,000,000 shares of common stock.

800,000 shares were issued to Hockwork Holding Limited at a purchase price of $68,571.00 representing approximately 8% of the total outstanding 10,000,000 shares of common stock.

Item 5.01 Changes in Control of Registrant

Pursuant to a Subscription Agreement dated November 18, 2011, the Registrant issued 6,000,000 shares of its common stock to Liveplex Co. Ltd. pursuant to Section 4(2) of the Securities Act of 1933 at a purchase price of approximately $0.417 per share for an aggregate of $2,500,000 representing approximately 60% of the total outstanding 10,000,000 shares of common stock.   The source of funds were from corporate funds of Liveplex Co. Ltd.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

On November 25, 2011, James Park resigned as the Registrant’s President, Chief Executive Officer and Chairman of the Board of Directors.

On November 25, 2011, Young Won resigned as the Registrant’s Chief Operating Officer and Director.

On November 25, 2011, Bong S. Park resigned as the Registrant’s Chief Financial Officer and Director.

On November 25, 2011, Hyung Soon Lee resigned as the Registrant’s Director.

Lexon Technologies Inc.
By: /s/ James Park CEO/Director
Dated: November 25, 2011